Exhibit 10.6

EXCLUSIVE LICENSE AGREEMENT

between

IMPACT DIAGNOSTICS INCORPORATED

and

YAO XIONG HU, M.D.

THIS LICENSE AGREEMENT is made and entered into as of this 20th day of July, 2004 (“Effective Date”), between IMPACT DIAGNOSTICS INCORPORATED, a Utah corporation with its principal place of business located at 5792 South 900 East, Suite B, Salt Lake City, Utah 84121 (hereinafter referred to as “IMPACT”) and YAO XIONG HU, M.D., currently residing at 234 Escuela Avenue, #47, Mountain View, California 94040 (hereinafter referred to as “HU”).

WHEREAS, HU owns all rights, title, and interest in United States patent and pending patent applications along with related foreign patent applications, specified and referenced herein as U.S. Patent No. 6,743,593 (“593 patent”); U.S. Patent Application Serial No. 10/612,818 filed on July 1, 2003, which is a continuation-in-part application of the `593 patent; International Application No. PCT/US01/11233; International Application No. PCT/US03/20887; China Patent Application No. 01810709.5; and India Patent Application No. IN/PCT/2002/00998/DEL; and

WHEREAS, both parties have previously agreed to be bound by the Technology License Agreement dated March 10, 2000, the Addendum dated March 5, 2001, and the Certification of Ownership dated December 21, 2003; and

WHEREAS, HU wishes to have the Licensed Technology further developed and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit; and

WHEREAS, IMPACT desires to hereby enter into this Agreement whereby IMPACT obtains rights to use the Licensed Technology for commercial purposes; and

WHEREAS, IMPACT represents that it possesses the expertise to do so; and

WHEREAS, HU and IMPACT are willing to enter into this Agreement, under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms as used herein shall have the following meaning:

1.1    “Affiliate” shall mean a corporation, company, partnership, or other legal entity that controls or is controlled by, or is under common control, with IMPACT. In the case of a corporation or company, “control” means ownership either directly or indirectly of (i) at least fifty percent (51%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty-one percent (51%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2    “Agreement” or “License Agreement” shall mean this Agreement.

1.3    “Field of Use” shall mean: use of sequences disclosed in Licensed Technology for use in the sale of a human diagnostic test for cervical cancer.

1.4    “Inventors” shall mean Yao Xiong Hu, M.D.

1.5    “Licensed Product(s)” shall mean products or services, the development, manufacture, use or sale of which would require the use of Licensed Technology.

1.6    “Licensed Technology” shall mean United States Patent No. 6,743,593, pending United States Patent Application Serial No. 10/612,818 filed on July 1, 2003; International Application No. PCT/US01/11233 and International Application No. PCT/US03/20887; China Patent Application No. 01810709.5; and India Patent Application No. ___________.

1.7    “Licensed Territory” shall mean world wide.

1.8    “Authorized Uses” shall mean uses of the Licensed Technology to develop and make and have made Licensed Product(s) for use, license and sale.

1.9    “Net Sales” means the amounts invoiced by IMPACT and its Affiliates for the arms-length sale of Licensed Product to customers and distributors, less qualifying costs directly attributable to such sale and actually identified on the invoice. Such qualifying costs shall be limited to the following:

(a)    Customary trade, quantity, cash and prompt payment discounts to wholesalers and distributors;

(b)    Credits or refunds, not exceeding the original invoice amount, for claims, rejections and returns;

(c)    Actual outbound transportation costs and transportation insurance premiums;

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(d)    Any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of any Licensed Material or Licensed Product, paid by or on behalf of IMPACT, any Affiliate of IMPACT, or a Sublicensee;

(e)    Bad debts and any cost of collection; and

(f)    Costs incurred by IMPACT for providing samples to customers in reasonable and customary amounts.

In any transfers of Licensed Technology or Licensed Product between IMPACT and an IMPACT Affiliate, Net Sales shall be calculated based on the final sale of the Licensed Technology or Licensed Product to a Third Party. In the event that IMPACT or an IMPACT Affiliate receives non-cash consideration for any Licensed Technology or Licensed Products, Net Sales shall be calculated based on the fair market value of such consideration.

ARTICLE II

GRANT OF LICENSE

2.1    Exclusive License. Subject to compliance with this Agreement, and subject to the reservation of rights stated below, HU grants, and IMPACT accepts, an exclusive license to the Licensed Technology on a royalty-bearing basis for revenue-generating Authorized Uses in the Field of Use in the Licensed Territory. IMPACT may not sell Licensed Technology to a third-party or seek patent protection for Licensed Technology. In order to ensure that IMPACT can use the license, HU will use his best efforts to provide ongoing technical assistance in order for IMPACT to perfect the Licensed Technology.

2.2    Documentation. IMPACT will undertake best efforts to sufficiently document and correct the ownership of the Licensed Technology to HU, and will provide to HU evidence of compliance with the Certification of Ownership dated December 21, 2003.

ARTICLE III

DILIGENCE AND COMMERCIALIZATION

IMPACT shall use its best efforts throughout the term of this Agreement to bring Licensed Products, in the licensed Field of Use, to market through a thorough, vigorous, and diligent program for exploitation of the right and license granted in this Agreement to IMPACT and to create, supply, and service in the Licensed Territory as extensive a market as possible. In no instance shall IMPACT’s best efforts be less than efforts customary in IMPACT’s industry.

ARTICLE IV

CONSIDERATION FOR LICENSE

4.1    Royalty On Net Sales. As consideration for the grant of rights hereunder, IMPACT will pay HU a minimum license fee of $48,000 per annum, which shall be paid on a monthly basis as $4,000 per month. If an annual royalty based upon Net Sales, in amounts equal to the table below should exceed $48,000, IMPACT will also pay HU a royalty in amounts equal to the table below which exceed said minimum license fee. Royalty payments shall be paid on a quarterly basis.

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Net Sales	Royalty Rate
$0 to $15,000,000	3%
$15,000,001 to $30,000,000	2%
$30,000,000 and above	1%

4.2    Failure to Pay. Upon failure to pay the minimum license fee for three months, HU shall have the right to terminate this Agreement.

4.3    Purchase Option. As further consideration for the grant of rights hereunder, IMPACT will retain the exclusive option to acquire outright the Licensed Technology, for a period of two (2) years from the Effective Date, from HU for $250,000.

4.4    Patent Maintenance. As additional consideration, IMPACT will pay for further maintenance, filing and prosecution fees for the Licensed Technology during the term of this Agreement.

ARTICLE V

REPORTS AND PAYMENTS

5.1    Written Reports. IMPACT agrees to make written reports and payments of earned royalties to HU within thirty (30) days of the end of each calendar quarter for the term of this Agreement. For the quarter being reported, IMPACT will provide:

(a)    For each Licensed Product, the Net Sales during the reporting period.

(b)    Total payments due to HU, with supporting calculations.

Concurrent with the issuance of each report, IMPACT shall pay HU the amounts due for the quarter covered by such report. Reports are required even if no earned royalties are due. The minimum license fee will be paid by IMPACT to 111J on a monthly basis.

5.2    Payments. All monies to be paid by IMPACT hereunder shall be paid in U.S. Dollars. To the extent that Net Sales received by IMPACT in any calendar quarter are received in currencies other than U.S. Dollars, for purposes of calculating the royalties due hereunder, such Net Sales shall be converted to U.S. Dollars at the exchange rate existing between the U.S. Dollar and the relevant currency on the last day of such calendar quarter; as such rate is determined by the Chase Manhattan Bank of New York Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect as published in the Wall Street Journal on the due date. The payment of such interest shall not foreclose HU from exercising any other rights it may have because any payment is late. Notwithstanding the amount of Net Sales received by IMPACT, HU will receive a $48,000 minimum license fee.

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ARTICLE VI

CONFIDENTIALITY

6.1    Definitions. IMPACT and HU acknowledge that, in the course of performing their respective obligations hereunder, each may obtain information relating to the other and the other’s products that is of a confidential and proprietary nature to such other party (“CONFIDENTIAL INFORMATION”). Such Confidential Information includes without limitation the unpublished Licensed Technology, trade secrets, know-how, formulas, compositions of matter, inventions, techniques, processes, programs, diagrams, schematics, technical information, customer and financial information, sales and marketing plans and the terms of this Agreement.

6.2    Confidentiality Obligation. Each of IMPACT and HU agrees, that it will (a) use the other party’s Confidential Information only in connection with fulfilling its obligations and exercising its rights and licenses under this Agreement; (b) hold the other party’s Confidential Information in strict confidence and exercise due care with respect to its handling and protection, consistent with its own policies concerning protection of its care, (c) not disclose, divulge, or publish the other party’s Confidential Information except to such of its responsible employees, subcontractors, sublicenses and consultants (collectively, “PERSONNEL”) who have a bona fide need to know to the extent necessary to fulfill such party’s obligations under this Agreement; and (d) instruct all such Personnel not to disclose the other party’s Confidential Information to third parties, without the prior written permission of the other party. Each party shall require all Personnel who shall come into contact with the Confidential Information of the other party to execute a confidentiality agreement at least as protective of the rights in such Confidential Information as the terms and conditions of this Agreement, prior to such Personnel being given access to any Confidential Information.

6.3    Exceptions. The obligations set forth in Section 6.2 above will not apply to either party’s Confidential Information which (i) is or becomes public knowledge without the fault or action of the recipient party, or the breach of any confidentiality obligation; (ii) the recipient party can document was independently developed by it without use of Confidential Information of the other party; or (iii) the recipient party can document was already known to it prior to the receipt of the other party’s Confidential Information.

6.4    Disclosure Under The Law. If either party is required to disclose any Confidential Information pursuant to an order under law, it shall use its reasonable efforts to give the party owning the Confidential Information sufficient notice of such required disclosure to allow the party owning the Confidential Information reasonable opportunity to object to and take necessary legal action to prevent such disclosure.

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ARTICLE VII

LIMITED WARRANTY MERCHANTABILITY
AND EXCLUSION OF WARRANTIES

Each Party warrants to the other that it is fully empowered to enter into this Agreement. HU makes no representation whatsoever with regard to the scope or commercial potential or profitability or income of or from the Licensed Technology or that such Licensed Technology may be exploited by IMPACT or its Affiliates without infringing any rights of any other party. HU makes no covenant to defend any infringement charge by a third party of Licensed Technology. HU does not warrant that the Licensed Technology will meet IMPACT’s or any of IMPACT’s customer’s specific requirements. IMPACT warrants that it possesses the necessary expertise and skill to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Technology. IMPACT shall not make modifications, enhancements or changes to the Licensed Technology except as permitted hereunder nor shall it permit any of its respective agents, employees, or representatives to make any such modifications, enhancements or changes without HU’s prior written consent. ACCORDINGLY, THE LICENSED TECHNOLOGY IS PROVIDED “AS IS.” HU MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED TECHNOLOGY AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF LICENSED TECHNOLOGY.

ARTICLE VIII

DAMAGES AND INDEMNIFICATION

8.1    Indemnification. IMPACT shall defend, indemnify and hold HU harmless from any and all claims, demands, actions and causes of action against HU, whether groundless or not, in connection with any and all injuries, losses, damages or liability of any kind whatsoever arising, directly or indirectly, out of use, exploitation, distribution, or sale of Licensed Technology or Licensed Product(s) by or through the IMPACT or its Affiliate(s) or Sublicensees. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred in connection with the defense of any and all such claims, demands, actions, or causes of action. HU promptly shall notify IMPACT after HU has actual knowledge of any claim, demand, action or other proceeding for which HU intends to claim indemnification. IMPACT shall have the right to participate in, and to the extent IMPACT so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by IMPACT at the expense of IMPACT; provided, however, that HU shall have the right to retain its own counsel, with the fees and expenses to be paid by HU, if representation of HU by the counsel retained by IMPACT would be inappropriate due to actual or potential differing interests between HU and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 8 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of IMPACT, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to IMPACT within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if materially prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve IMPACT of any liability to HU under this Article 8 with respect thereto, but the omission so to deliver notice to IMPACT shall not relieve it of any liability that it may have to HU other than under this Article 8. IMPACT may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of HU without the prior express written consent of HU, which consent shall not be unreasonably withheld or delayed. HU, shall reasonably cooperate with IMPACT and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Article 8.

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8.2    Notification of Claims. IMPACT shall promptly notify HU of each claim relating in any way to a Licensed Product and provide HU with IMPACT’s good-faith evaluation of the claim.

ARTICLE IX

TERM AND TERMINATION

9.1    Term. Unless otherwise extended in writing by mutual agreement of HU and IMPACT, this Agreement will remain valid and in force for a period equal to seventeen (17) years from the Effective Date. This agreement shall be automatically renewed each one (1) year from the effective date, so long as no events disclosed in Section 9.2, Section 9.3, Section 9.4, or Section 9.5 occur.

9.2    Voluntary Termination. IMPACT shall have the right to terminate this Agreement at any time, upon ninety (90) days prior written notice. If IMPACT terminates this Agreement under this provision, HU will not be under any obligation to return any portion of the consideration paid by IMPACT to HU and HU shall be entitled to one (1) year of minimum license fee payments from IMPACT from the date of such termination. If IMPACT should at any time default or commit any breach of any covenant or any obligation of the license, and should fail to remedy any default or breach within ninety (90) days of IMPACT’s receipt of written notice, HU may, at its sole option, terminate this license by notice in writing to IMPACT. Upon termination, IMPACT shall remain responsible for all obligations contained in this Agreement, including without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred by HU as a result of IMPACT’s breach and/or default.

9.3    Termination in Event of Insolvency. If IMPACT: (a) liquidates and ceases to carry on its business, (b) becomes “insolvent” (as such term is defined in the United States Bankruptcy Code, as amended from time to time), or (c) voluntarily seeks, consents to or acquiesces in the benefits of any bankruptcy or similar debtor-relief laws, then HU may terminate this Agreement without prejudice to any other remedy to which HU may be entitled at law or in equity or elsewhere under this Agreement, by giving written notice of termination to IMPACT.

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9.4    Effect of Termination. Upon termination of the Agreement IMPACT shall cease all uses of the Licensed Technology. If this Agreement is terminated for any reason whatsoever, IMPACT shall return, or at HU’s direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Technology, retaining no copies, and shall refrain from using or publishing any portion thereof. Upon termination of this Agreement, IMPACT shall cease manufacturing, processing, producing, using, or selling Licensed Products; provided, however, that IMPACT may continue to sell in the ordinary course of business for a period of six (6) months reasonable quantities of Licensed Products that are fully manufactured and in IMPACT’s normal inventory at the date of termination if (a) all monetary obligations of IMPACT to HU have been satisfied, and (b) royalties on such sales are paid to HU pursuant to Articles 4 and 5 herein. However, nothing herein shall be construed to release either party of any obligation that matured prior to the effective date of such termination.

9.5    Survival. The provisions of Articles 6, 7 and 8 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE X

ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the legal representatives and assigns of HU and IMPACT; provided, however, that IMPACT may not transfer, sub-license or outright sell the license to the Licensed Technology to a third party (other than in connection with the transfer of the entire business of IMPACT) without the prior written consent of HU, which consent may be withheld or conditioned by HU as necessary to prevent prejudice to the Licensed Technology and to preserve the value of the consideration promised by IMPACT to HU under this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1    Export Controls. HU acknowledges that IMPACT is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that IMPACT’S obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances that IMPACT shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. HU neither represents that an export license shall not be required nor that, if required, such export license shall issue.

11.2    Legal Compliance. IMPACT shall comply with all laws and regulations relating to its manufacture, processing, producing, use, selling, or distributing of Licensed Products. IMPACT shall not take any action that would cause HU or IMPACT to violate any laws and regulations.

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11.3    Independent Contractor. The relationship between IMPACT and HU shall be that of an independent contractor only. Neither Party shall be the agent of the other Party nor shall have authority to act for or on behalf of the other in any matter. Persons retained by a Party as employees or agents shall not by reason thereof be deemed to be employees or agents of the other Party.

11.4    Use of Names. The Parties and their Affiliates shall obtain the prior written approval of the other Parties (and their Affiliates, as applicable) prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, both IMPACT and HU shall have the right to publicize the existence of this Agreement; however, neither IMPACT nor HU shall disclose the terms and conditions of this Agreement without the other party’s consent, except as set forth in Article 6 or as required by law.

11.5    Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of California, U.S.A.

11.6    Governing Law; Venue. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of California and the United States of America. Any dispute between HU and IMPACT shall be determined solely and exclusively by a court of competent jurisdiction in the State of California. The prevailing party in any litigated dispute shall be entitled to reimbursement of its attorneys’ fees and costs.

11.7    Entire Agreement. This Agreement constitutes the entire agreement between HU and IMPACT with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto. This agreement shall replace and supercede any and all prior agreements between IMPACT and HU.

11.8    Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision that will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

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11.9    Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals that may be required.

ARTICLE XII

NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to HU:	YAO XIONG HU, M.D. 234 Escuela Avenue, #47 Mountain View, California 94040 Facsimile: (650) 968-1826
If to IMPACT:	IMPACT DIAGNOSTICS INCORPORATED 5792 South 900 East, Suite B Salt Lake City, Utah 84121 Facsimile: (801) 261-5276 Attention: Chief Executive Officer

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

IN WITNESS WHEREOF, HU and IMPACT have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

IMPACT DIAGNOSTICS INCOPORATED

/s/ Yao Xiong Hu, M.D.	By:	/s/ Stan Yakatan
YAO XIONG HU, M.D.		Stan Yakatan
President

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